EXHIBIT 10.1

Execution Form

$100,000,000

REIMBURSEMENT AGREEMENT

among

PUBLIC SERVICE COMPANY OF NEW MEXICO
as Borrower,

THE LENDERS IDENTIFIED HEREIN,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

and

RBC CAPITAL MARKETS,
as Syndication Agent

DATED AS OF MAY 8, 2008

DEUTSCHE BANK SECURITIES INC.
and
RBC CAPITAL MARKETS
as Joint Lead Arrangers and Joint Bookrunners

Page

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS	1

1.1	Definitions	1

1.2	Computation of Time Periods and Other Definitional Provisions	15

1.3	Accounting Terms/Calculation of Financial Covenants	16

1.4	Time	16

1.5	Rounding of Financial Covenants	16

1.6	References to Agreements and Requirement of Laws	16

1.7	Letter of Credit Amounts	16

SECTION 2	CREDIT FACILITY	17

2.1	[Intentionally Omitted]	17

2.2	Letters of Credit Facility	17

2.3	Reductions of Committed Amount	24

2.4	[Intentionally Omitted]	24

2.5	[Intentionally Omitted]	24

2.6	[Intentionally Omitted]	24

2.7	Evidence of Debt	24

SECTION 3	GENERAL PROVISIONS APPLICABLE TO CREDIT EXTENSIONS	24

3.1	Interest	25

3.2	Payments Generally	25

3.3	Prepayments	26

3.4	Fees	27

3.5	Payment in full at Maturity	28

3.6	Computations of Interest and Fees	28

3.7	Pro Rata Treatment	29

3.8	Sharing of Payments	29

3.9	Capital Adequacy	30

3.10	[Intentionally Omitted]	30

3.11	[Intentionally Omitted]	30

3.12	[Intentionally Omitted]	30

3.13	Taxes	30

i

(continued)

Page

3.14	[Intentionally Omitted]	33

3.15	Determination and Survival of Provisions	33

SECTION 4	CONDITIONS PRECEDENT TO CLOSING	34

4.1	Closing Conditions	34

SECTION 5	CONDITIONS TO ALL EXTENSIONS OF CREDIT36

5.1	Funding Requirements	36

SECTION 6	REPRESENTATIONS AND WARRANTIES	37

6.1	Organization and Good Standing	37

6.2	Due Authorization	37

6.3	No Conflicts	37

6.4	Consents	37

6.5	Enforceable Obligations	38

6.6	Financial Condition	38

6.7	No Material Change	38

6.8	No Default	38

6.9	Litigation	38

6.10	Taxes	39

6.11	Compliance with Law	39

6.12	ERISA	39

6.13	Use of Proceeds; Margin Stock	40

6.14	Government Regulation	40

6.15	Solvency	40

6.16	Disclosure	41

6.17	Environmental Matters	41

6.18	Material Leases	41

6.19	Material Lease Interest Payments and Discount Rate	41

SECTION 7	AFFIRMATIVE COVENANTS	41

7.1	Information Covenants	41

7.2	Financial Covenant	44

7.3	Preservation of Existence and Franchises	44

(continued)

7.4	Books and Records	45

7.5	Compliance with Law	45

7.6	Payment of Taxes and Other Indebtedness	45

7.7	Insurance	45

7.8	Performance of Obligations	45

7.9	Use of Proceeds	45

7.10	Audits/Inspections	46

7.11	Security	46

SECTION 8	NEGATIVE COVENANTS	47

8.1	Nature of Business	47

8.2	Consolidation and Merger	47

8.3	Sale or Lease of Assets	47

8.4	Affiliate Transactions	48

8.5	Liens	48

8.6	Accounting Changes	49

SECTION 9	EVENTS OF DEFAULT	49

9.1	Events of Default	49

9.2	Acceleration; Remedies	52

9.3	Allocation of Payments After Event of Default	53

SECTION 10	AGENCY PROVISIONS	54

10.1	Appointment and Authority	54

10.2	Rights as a Lender	54

10.3	Exculpatory Provisions	54

10.4	Reliance by Administrative Agent	55

10.5	Delegation of Duties	56

10.6	Resignation of Administrative Agent	56

10.7	Non Reliance on Administrative Agent and Other Lenders	57

10.8	No Other Duties, Etc	57

10.9	Administrative Agent May File Proofs of Claim	57

(continued)

Page

SECTION 11	MISCELLANEOUS	58

11.1	Notices; Effectiveness; Electronic Communication	58

11.2	Right of Set Off	60

11.3	Successors and Assigns	61

11.4	No Waiver; Remedies Cumulative	64

11.5	Attorney Costs, Expenses, Taxes and Indemnification by Borrower	64

11.6	Amendments, Etc	66

11.7	Counterparts	67

11.8	Headings	67

11.9	Survival of Indemnification and Representations and Warranties	67

11.10	Governing Law; Venue; Service	68

11.11	Waiver of Jury Trial; Waiver of Consequential Damages	68

11.12	Severability	68

11.13	Further Assurances	68

11.14	Confidentiality 69

11.15	Entirety	69

11.16	Binding Effect; Continuing Agreement	69

11.17	Regulatory Statement	70

11.18	USA Patriot Act Notice	71

11.19	Acknowledgment	71

11.20	Replacement of Lenders	71

SCHEDULES

Schedule 1.1(a)                             Pro Rata Shares
Schedule 1.1(b)                             Illustration of Consolidated EBITDA and Consolidated Interest Expense
Schedule 6.18                                Material Leases
Schedule 6.19                                Material Lease Interest Payments and Discount Rate
Schedule 11.1                                Notices
Schedule 11.3                                Processing and Recording Fees

EXHIBITS

Exhibit 2.2(b)                                Form of Letter of Credit Request
Exhibit 2.7(c)                                Form of Note
Exhibit 7.1(c)                                Form of Compliance Certificate
Exhibit 11.3(b)                             Form of Assignment and Assumption

v

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT (this “Reimbursement Agreement”) is entered into as of May 8, 2008 among PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, as Borrower, the Lenders and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

RECITALS

WHEREAS, the Borrower has requested the Lenders to provide a letter of credit facility to the Borrower in an initial aggregate amount of $100,000,000; and

WHEREAS, the Lenders party hereto have agreed to make the requested letter of credit facility available to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions.

The following terms shall have the meanings specified herein unless the context otherwise requires.  Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Administrative Agent” means Deutsche Bank AG New York Branch or any successor administrative agent appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account with as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Fees” has the meaning set forth in Section 3.4(d).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Applicable Percentage” means, as of any date, for L/C Fees and Commitment Fees, the appropriate applicable percentages, in each case (subject to the exception indicated below), corresponding to the Debt Rating in effect as of the most recent Calculation Date and the Utilization Percentage, in effect as of such date, as shown below:

Debt Rating	Applicable Percentage for Commitment Fees	Applicable Percentage for L/C Fees
		Utilization <33%	Utilization ≥33% and <67%	Utilization ≥ 67%
BBB-/Baa3	0.300%	1.000%	1.125%	1.250%
BB+/Ba1	0.350%	1.500%	1.750%	2.000%
<BB+ or unrated/ <Ba1 or unrated	0.400%	1.750%	2.000%	2.500%

The Applicable Percentage shall be determined and adjusted on the date (each a “Calculation Date”) one Business Day after the date on which the Borrower’s Debt Rating is upgraded or downgraded.  If at any time there is a split in the Borrower’s Debt Ratings between S&P and Moody’s, the Applicable Percentage shall be determined by the lower of the two Debt Ratings (i.e. the higher pricing).  If the Borrower does not have a Debt Rating from either S&P or Moody’s, then, with respect to the Debt Rating, “<BB+ or unrated/<Ba1 or unrated” shall apply. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of DBSI and RBC Capital Markets, together with their respective successors and/or assigns.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” (the “Prime Rate”).  The Prime Rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” means Public Service Company of New Mexico, a New Mexico corporation, together with its successors and permitted assigns.

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Reimbursement Agreement, the Notes, or any of the other Credit Documents.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in New York, New York.

“Calculation Date” has the meaning set forth in the definition of “Applicable Percentage”.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

“Change of Control” means the failure of PNM Resources, Inc., a New Mexico corporation, to own and control 100% of the Voting Stock of the Borrower.

“Claims” has the meaning set forth in the definition of “Environmental Claims”.

“Closing Date” means the date of this Reimbursement Agreement, which is the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Commitment” means, as to each Lender, its obligation to fund or purchase Participation Interests in L/C Obligations pursuant to Section 2.2, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Committed Amount as set forth opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Reimbursement Agreement.

“Commitment Fees” has the meaning set forth in the Section 3.4(a).

“Commitment Termination Date” means the day that is ten (10) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Committed Amount” means One Hundred Million Dollars ($100,000,000.00), as it may be reduced from time to time in accordance with Section 2.3

“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).

“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.

“Consolidated Capitalization” means the sum of (a) all of the shareholders’ equity or net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness.

“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any fiscal period, the sum of (a) operating income from continuing operations and from discontinued operations (but expressly excluding any extraordinary gains and extraordinary losses), (b) depreciation and amortization expense, (c) net unrealized losses under any derivatives, (d) impairments of utility plant (to the extent such amount is included in operating income), (e) impairments of regulatory assets and regulatory disallowances (to the extent such amount is included in operating income), less (f) net unrealized gains under any derivatives, in each case, determined in accordance with GAAP and consistent with the preparation and presentation of the Borrower’s financial statements delivered pursuant to Section 4.1(d).  For illustrative purposes, Schedule 1.1(b) sets forth a calculation of Consolidated EBITDA for the period ended March 31, 2008, in accordance with the foregoing.

“Consolidated Indebtedness” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount equal to all Indebtedness of the Borrower and its Subsidiaries as of such date.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any fiscal period, the sum of (a) total interest charges included in the calculation of income from continuing operations and (b) total interest charges included in the calculation of income from discontinued operations, in each case, including all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), the deferred purchase price of assets, and the portion of rent expense under capitalized leases that is treated as interest, all as determined in accordance with GAAP and consistent with the preparation and presentation of the Borrower’s financial statements delivered pursuant to Section 4.1(d).  For illustrative purposes, Schedule 1.1(b) sets forth a calculation of Consolidated Interest Expense for the period ended March 31, 2008, in accordance with the foregoing.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).

“Credit Documents” means this Reimbursement Agreement, the Notes, any Letter of Credit Request, any Letter of Credit, and any other document, agreement or instrument entered into or executed in connection with the foregoing.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders”.

“Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, any Participation Interest therein, the extension of the expiry date thereof, the renewal or increase of the amount thereof or any extension of credit resulting from a drawing thereunder that has not been reimbursed.

“Debt Rating” means the long term unsecured senior non-credit enhanced debt rating of the Borrower by S&P and Moody’s.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate per annum equal to the sum of the Base Rate plus the Applicable Percentage plus two percent (2%).

“Defaulting Lender” means, at any time, any Lender that, (a) has failed to fund a Participation Interest (but only for so long as such Participation Interest is not purchased or funded), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Reimbursement Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“DBSI” means Deutsche Bank Securities Inc.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent, the L/C Issuer and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower and (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate, (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable, (i) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections or (j) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a play year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan.

“Event of Default” has the meaning set forth in Section 9.1.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated as of April 29, 2008, among the Borrower, Deutsche Bank AG New York Branch, and Deutsche Bank Securities Inc., as amended, modified, supplemented or restated from time to time.

“Financial Officer” means the chief financial officer, vice president-finance, principal accounting officer or treasurer of the Borrower.

“First Mortgage Bonds” means those first mortgage bonds issued pursuant to the FMB Indenture.

“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.

“Fiscal Year” means the calendar year ending December 31.

“FMB Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of June 1, 1947, between the Borrower and The Bank of New York (formerly Irving Trust Company), as trustee thereunder, as supplemented and amended.

“Foreign Lender” has the meaning set forth in Section 3.13(f).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.

“Government Acts” has the meaning set forth in Section 2.2(k)(i).

“Governmental Authority” means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any state dental board) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).

“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all obligations, contingent or otherwise, under the Material Leases and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Insured Series First Mortgage Bonds” means First Mortgage Bonds in the aggregate principal amount of $65,000,000 pledged by the Borrower to secure guarantees of $65,000,000 principal amount of pollution control revenue bonds issued by the City of Farmington, New Mexico, for the benefit of the Borrower, which pollution control revenue bonds are also supported by a municipal bond insurance policy issued by AMBAC Indemnity Corporation.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Fees” has the meaning set forth in Section 3.4(c).

“L/C Fronting Fee” has the meaning set forth in Section 2.2(i).

“L/C Issuer” means Deutsche Bank AG New York Branch in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7.  For all purposes of this Reimbursement Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Request” means an application and agreement for the issuance or amendment of a Letter of Credit in substantially the form attached hereto as Exhibit 2.2(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Lordsburg Facility” means the 72 megawatt gas fired combustion turbine generator in Lordsburg, New Mexico.

“Luna Facility” means the combined cycle power generation facility located near Deming, New Mexico, 33.3% of which is owned by the Borrower.

“Margin Stock” has the meaning ascribed to such term in Regulation U.

“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Reimbursement Agreement or any of the other Credit Documents or (c) the legality, validity or enforceability of this Reimbursement Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and thereunder.

“Material Lease” means any lease to the Borrower of its leasehold interests in (i) Unit 1 or Unit 2, and related common facilities, of the Palo Verde Nuclear Generating Station or (ii) the electric transmission line, and related facilities, known as the Eastern Interconnection Project, including, without limitation, any lease set forth on Schedule 6.18 hereto.

“Maturity Date” means April 30, 2009.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Multiple Employer Plan” means a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the L/C Obligations provided pursuant to Section 2.7(c), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.7(c).

“Other Taxes” has the meaning set forth in Section 3.13(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Participant” has the meaning set forth in Section 11.3(d).

“Participation Interest” means the purchase by a Lender of a participation in Letters of Credit or L/C Obligations as provided in Section 2.2.

“Permitted Dispositions” means (i) the Sale of the Gas Assets and/or (ii) the sale, assignment, transfer, conveyance or other disposition of the Luna Facility and/or the Lordsburg Facility; provided that any such sale, assignment, transfer, conveyance or other disposition does not contravene any other material agreements or contracts to which the Borrower is a party.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“PSNM Accounts Receivable Securization” means the electric and gas accounts receivable securitization program that was approved by the New Mexico Public Regulation Commission in Case 3838 and was executed by the Borrower and Bank of America, N.A. (successor by merger to Fleet National Bank), or an Affiliate thereof, on April 8, 2003, and any amendments, replacements or extensions thereof (so long as such amendments, replacements or extensions are not materially less favorable to the Borrower and its Subsidiaries).

“Prime Rate” has the meaning set forth in the definition of Base Rate in this Section 1.1.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Committed Amount at such time; provided that if the obligation of the L/C Issuer to make Credit Extensions has been terminated pursuant to Section 9.2 or otherwise, then the Pro Rata Share of each Lender shall be determined based on such Lender’s percentage ownership of the aggregate amount of outstanding L/C Obligations.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Register” has the meaning set forth in Section 11.3(c).

“Regulations U and X” means Regulations U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Agreement” has the meaning set forth in the Preamble hereof.

“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then the aggregate principal amount of Credit Exposure of such Lender at such time shall be excluded for purposes of determining the Required Lenders.  For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender of the Committed Amount multiplied by the Committed Amount and (b) at any time after the termination of the Commitments, such Lender’s Participation Interests in the face amount of the outstanding Letters of Credit.

“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Reimbursement Agreement and the other Credit Documents.

“Responsible Officer” means the president, the chief executive officer, the co-chief executive officer, the chief financial officer, any executive officer, vice president-finance, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Reimbursement Agreement and the other Credit Documents.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Sale of the Gas Assets” means the sale of the Borrower’s natural gas transmission and distribution systems to New Mexico Gas Company, Inc., pursuant to the terms of that certain Asset Purchase Agreement, dated as of January 12, 2008, by and among the Borrower, Continental Energy Systems LLC, and New Mexico Gas Company, Inc.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or Multiple Employer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.  Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower.  Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.

“Taxes” has the meaning set forth in Section 3.13(a).

“Total Assets” means all assets of the Borrower as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.

“Unreimbursed Amount” has the meaning specified in Section 2.2(d)(i).

“Unused Commitment” means, for any date of determination, the amount by which (a) the Committed Amount on such date exceeds (b) the aggregate principal amount of outstanding L/C Obligations on such date.

“Utilization Percentage” means, as of any date, an amount expressed as a percentage determined by dividing the aggregate amount of all outstanding L/C Obligations by the Committed Amount as in effect on such date.

“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).

1.2 Computation of Time Periods and Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  References in this Reimbursement Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Reimbursement Agreement unless otherwise specifically provided.

1.3 Accounting Terms/Calculation of Financial Covenants.

Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Reimbursement Agreement, for purposes of calculation of the financial covenants set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Reimbursement Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.1(d).  In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Section 7.2, such changes shall be followed only from and after the date this Reimbursement Agreement shall have been amended to take into account any such changes.

1.4 Time.

All references to time herein shall be references to Central Standard Time or Central Daylight Time, as the case may be, unless specified otherwise.

1.5 Rounding of Financial Covenants.

Any financial ratios required to be maintained by the Borrower pursuant to this Reimbursement Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6 References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.7 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (and, for the avoidance of doubt, shall not take into account the maximum stated amount of any Letter of Credit that, by its terms or the terms of any Letter of Credit related thereto, provides for one or more automatic increases in the stated amount thereof, unless and until any such automatic increase shall have become effective).

                                    SECTION 2

CREDIT FACILITY

2.1 [Intentionally Omitted].

2.2 Letters of Credit Facility.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein and other terms and conditions that the L/C Issuer may reasonably require, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date, to issue standby Letters of Credit in Dollars for the account of the Borrower and to amend Letters of Credit previously issued by it, in each case in accordance with subsection (b) below and (B) the Lenders severally agree to participate in such Letters of Credit issued for the account of the Borrower; provided, however, that after giving effect to the issuance of any Letter of Credit (1) the aggregate principal amount of outstanding L/C Obligations shall not exceed the Committed Amount and (2) with respect to each individual Lender, the aggregate principal amount of outstanding L/C Obligations of such Lender shall not exceed such Lender’s Pro Rata Share of the Committed Amount.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur after the Commitment Termination Date, unless the L/C Issuer and all the Lenders have approved such expiry date;

(C) [Intentionally Omitted];

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(E) such Letter of Credit is in an initial amount less than $100,000 (unless otherwise agreed to by the L/C Issuer), is to be used for a purpose other than as permitted by Section 7.9, or is denominated in a currency other than Dollars; or

(F) a default of any Lender’s obligations to fund under Section 2.2(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of the Borrower.  The Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as applicable.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment and (4) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) [Intentionally Omitted].

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Participations.

(i) [Intentionally Omitted].

(ii) Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its Pro Rata Share of the obligations arising under such Letter of Credit.

(d) Reimbursement.

(i) In the event of any drawing under any Letter of Credit, the L/C Issuer will promptly notify the Borrower.  The Borrower shall pay and reimburse, and hereby promises to pay and reimburse, the L/C Issuer on the day of drawing under any Letter of Credit in immediately available funds.  If the Borrower shall fail to reimburse the L/C Issuer as provided hereinabove, the unreimbursed amount of such drawing (the “Unreimbursed Amount”) shall bear interest at a per annum rate equal to the Default Rate.

(ii) Subsequent to a drawing under any Letter of Credit, unless the Borrower shall immediately notify the L/C Issuer of its intent to otherwise reimburse such L/C Issuer, the Administrative Agent shall give notice to the Lenders that a drawing under a Letter of Credit has occurred and has not been reimbursed, in which case each Lender hereby agrees that it shall forthwith fund its Pro Rata Share of the Unreimbursed Amount and the proceeds thereof shall be paid directly to the L/C Issuer for application to the respective L/C Obligations.  Each Lender hereby irrevocably agrees to fund such amount immediately upon any such request in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the failure of any conditions specified in Section 5.1 to have been satisfied, (B) the existence of a Default or an Event of Default, (C) the failure of any such request to be made by the time otherwise required hereunder, or (D) any reduction in the Committed Amount or any termination of the Commitments.

(iii) In the event that any Lender shall fail to fund its Pro Rata Share of an Unreimbursed Amount on such day, then the amount of such Lender’s unfunded participation interest therein shall bear interest payable to the L/C Issuer upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.  Simultaneously with the making of each such payment by a Lender to the L/C Issuer, such Lender shall, automatically and without any further action on the part of the L/C Issuer or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the L/C Issuer) in the related unreimbursed drawing portion of the L/C Obligations and in the interest thereon and shall have a claim against the Borrower with respect thereto.  Any payment by the Lenders pursuant to clauses (ii) and (iii) of this Section 2.2(d) shall not relieve or otherwise impair the obligations of the Borrower to reimburse the L/C Issuer under a Letter of Credit.

(e) Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Reimbursement Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Reimbursement Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Reimbursement Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person or any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower, which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence determined by a court of competent jurisdiction by a final and nonappealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.  If, as of the Commitment Termination Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately (but in any event, within one (1) Business Day following the Commitment Termination Date) Cash Collateralize the then aggregate principal amount of all L/C Obligations (in an amount equal to such aggregate principal amount determined as of the Commitment Termination Date).  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non interest bearing deposit accounts at the Administrative Agent or at another financial institution selected by the Administrative Agent.

(h) Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) [Intentionally Omitted.]

(j) Conflict with the Letter of Credit Request.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Request, the terms hereof shall control.

(k) Indemnification of the L/C Issuer.

(i) In addition to its other obligations under this Reimbursement Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrower and the L/C Issuer, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  In the absence of gross negligence or willful misconduct determined by a court of competent jurisdiction by a final and nonappealable judgment, the L/C Issuer shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the L/C Issuer, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the L/C Issuer’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the L/C Issuer under any resulting liability to the Borrower.  It is the intention of the parties that this Reimbursement Agreement shall be construed and applied to protect and indemnify the L/C Issuer against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts.  The L/C Issuer shall not, in any way, be liable for any failure by the L/C Issuer or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the L/C Issuer.

(iv) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2.  The obligations of the Borrower under this subsection (k) shall survive the termination of this Reimbursement Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the L/C Issuer to enforce any right, power or benefit under this Reimbursement Agreement.

(l) Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be determined in accordance with Section 1.7.

2.3 Reductions of Committed Amount.  Upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Committed Amount to an amount less than the aggregate principal amount of outstanding L/C Obligations.  Any reduction in (or termination of) the Committed Amount shall be permanent and may not be reinstated.

2.4 [Intentionally Omitted].

2.5 [Intentionally Omitted].

2.6 [Intentionally Omitted].

2.7 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Borrower Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) At the request of any Lender, the L/C Obligations of such Lender shall be evidenced by a duly executed Note of the Borrower to such Lender in substantially the form of Exhibit 2.7(c) in the amount of such Lender’s Commitment.

                                    SECTION 3

GENERAL PROVISIONS APPLICABLE

TO CREDIT EXTENSIONS

3.1 Interest.

(a) [Intentionally Omitted].

(b) Default Rate of Interest.

(i) Any Unreimbursed Amount shall bear interest, payable on demand, at the Default Rate.  To the extent permitted by Law, interest on any other amounts (other than Unreimbursed Amounts) owing hereunder or under any other Credit Documents (including, without limitation, fees and expenses) shall bear interest, payable on demand, at the Base Rate plus 2% per annum.

(ii) After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, to the extent permitted by Law, interest on any amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Base Rate plus 2%.

3.2 Payments Generally.

(a) No Deductions; Place and Time of Payments.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the L/C Issuer or the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to the L/C Issuer or each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Payment Dates.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Advances by Administrative Agent.  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the Base Rate plus 2%.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent, the L/C Issuer or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Several Obligations.  The obligations of the Lenders hereunder to fund or purchase Participation Interests are several and not joint.  The failure of any Lender to fund or purchase any Participation Interest on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so fund or purchase its Participation Interest.

(e) Funding Offices.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Credit Extension in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Credit Extension in any particular place or manner.

3.3 Prepayments.

(a) [Intentionally Omitted].

(b) Mandatory Prepayments.  If at any time the aggregate amount of L/C Obligations outstanding exceeds the Committed Amount, the Borrower shall immediately Cash Collateralize outstanding L/C Obligations in a manner, in an amount and in Dollars as is necessary to be in compliance with Section 2.2, as applicable, and as directed by the Administrative Agent.

3.4 Fees.

(a) Commitment Fees.  In consideration of the Committed Amount being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender based on its Pro Rata Share, a per annum fee equal to the daily average sum of the Applicable Percentage for Commitment Fees for each day during the period of determination multiplied by the Unused Commitment for each such day (the “Commitment Fees”).  The Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each Fiscal Quarter (as well as on the Maturity Date and on any date that the Committed Amount is reduced) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

(b) Fronting Fee and Documentary and Processing Charges Payable to The L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in an amount equal to the greater of (x) 0.125% per annum times the daily maximum amount available to be drawn under such Letter of Credit and (y) $500 per annum for each Letter of Credit (the “L/C Fronting Fee”).  The L/C Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each Fiscal Quarter (as well as on the Commitment Termination Date) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, negotiation, document examination and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) L/C Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a fee for each Letter of Credit on the daily undrawn face amount of all outstanding Letters of Credit calculated at the rate per annum set forth in the definition of “Applicable Percentage” in Section 1.1 based upon (x) the lower of the Borrower’s senior unsecured credit ratings from S&P or Moody’s and (y) the Utilization Percentage (the “L/C Fees”).  The L/C Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each Fiscal Quarter (as well as on the Commitment Termination Date) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit.

(d) Administrative Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent (the “Administrative Fees”) in the Fee Letter.

3.5 Payment in full at Maturity.

On the Maturity Date, all accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

3.6 Computations of Interest and Fees.

(a) Calculation of Interest and Fees.  All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of  360 days.  Interest shall accrue from and including the first date of the Unreimbursed Amount to but excluding the last day occurring in the period for which such interest is payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Usury.  It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect.  All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Reimbursement Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable Law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on its Pro Rata Share of any Unreimbursed Amount under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of any Unreimbursed Amount, any fees or other amounts owing to the Administrative Agent or the L/C Issuer by the Borrower and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Unreimbursed Amount, fees or other amounts owed by the Borrower.  The right to demand payment of any Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.

3.7 Pro Rata Treatment.

Except to the extent otherwise provided herein, each Unreimbursed Amount, each Credit Extension, each payment of interest and each payment of fees (other than administrative fees paid to the Administrative Agent and fronting, documentary and processing fees paid to the L/C Issuer) shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to fund or purchase its Participation Interest, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until such Participation Interest not funded or purchased by such Lender has been repaid.  In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Reimbursement Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.

3.8 Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any L/C Obligations or any other obligation owing to such Lender under this Reimbursement Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Reimbursement Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such L/C Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares.  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned.  The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such L/C Obligations or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred.  Except as otherwise expressly provided in this Reimbursement Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Reimbursement Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.  If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9 Capital Adequacy.

If any Lender determines that the introduction after the Closing Date of any Law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.10 [Intentionally Omitted].

3.11 [Intentionally Omitted].

3.12 [Intentionally Omitted].

3.13 Taxes.

(a) Payment of Taxes.  Any and all payments by the Borrower to or for the account of the Administrative Agent, the L/C Issuer or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent, the L/C Issuer and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, the L/C Issuer or such Lender, as the case may be, is organized or maintains its Lending Office (all such non excluded present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, the L/C Issuer or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent, the L/C Issuer or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to the L/C Issuer or such Lender, if applicable) the original or a certified copy of a receipt evidencing payment thereof, to the extent such receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) Additional Taxes.  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) No Deduction for Taxes.  If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, the L/C Issuer or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of the L/C Issuer or such Lender) or to the L/C Issuer or such Lender, at the time interest is paid, such additional amount that the L/C Issuer or such Lender specifies as necessary to preserve the after tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Indemnification.  The Borrower agrees to indemnify the Administrative Agent, the L/C Issuer and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d)) paid by the Administrative Agent, the L/C Issuer and such Lender, and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(e) Exemption from Taxes.  In the case of any payment hereunder or under any other Credit Document by or on behalf of the Borrower through an account or branch outside the United States, or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(f) Foreign Lenders.  Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code, two duly signed completed copies of either IRS Form W-BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Borrower pursuant to this Reimbursement Agreement), as appropriate, or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by the Borrower pursuant to this Reimbursement Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), as appropriate, as may reasonably be requested by the Borrower or the Administrative Agent and then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Reimbursement Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re designation of its Lending Office) to avoid any Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  If the forms or other evidence provided by such Lender at the time such Lender first becomes a party to this Reimbursement Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of any assignment pursuant to which a Lender becomes a party to this Reimbursement Agreement, the assignor Lender was entitled to payments under Section 3.13(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee Lender on such date.  If such Lender fails to deliver the above forms or other evidence, then the Administrative Agent may withhold from any interest payment to such Lender an amount equal to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.13(f), and costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent.  For any period with respect to which a Lender has failed to provide the Borrower with the above forms or other evidence (other than if such failure is due to a change in the applicable Law, or in the interpretation or application thereof, occurring after the date on which such form or other evidence originally was required to be provided or if such form or other evidence otherwise is not required), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 3.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver such form or other evidence required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes.  The obligation of the Lenders under this Section 3.13(f) shall survive the payment of all Borrower Obligations and the resignation or replacement of the Administrative Agent.

(g) Reimbursement.  In the event that an additional payment is made under Section 3.13(a) or (c) for the account of the L/C Issuer or any Lender and the L/C Issuer or such Lender, as applicable, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, the L/C Issuer or such Lender, as applicable, shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the L/C Issuer or such Lender, as applicable, shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of the L/C Issuer or a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige the L/C Issuer or any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

3.14 [Intentionally Omitted].

3.15 Determination and Survival of Provisions.

All determinations by the Administrative Agent, the L/C Issuer or a Lender of amounts owing under Sections 3.9 and 3.13, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten  Business Days of demand therefor.  In determining such amount, the Administrative Agent, the L/C Issuer or such Lender may use any reasonable averaging and attribution methods.  Sections 3.9 and 3.13, shall survive the termination of this Reimbursement Agreement and the payment of all Borrower Obligations.

                                      SECTION 4

CONDITIONS PRECEDENT TO CLOSING

4.1 Closing Conditions.

The obligation of the Lenders to enter into this Reimbursement Agreement and make the initial Credit Extension is subject to satisfaction of the following conditions:

(a) Executed Credit Documents.  Receipt by the Administrative Agent of duly executed copies of:  (i) this Reimbursement Agreement, (ii) each Note requested by a Lender, and (iii) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.

(b) Authority Documents.  Receipt by the Administrative Agent of the following:

(i) Organizational Documents.  Copies of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(ii) Resolutions.  Copies of resolutions of the board of directors of the Borrower approving and adopting this Reimbursement Agreement and the other Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.

(iii) Good Standing.  Copies of certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.

(iv) Incumbency.  An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(c) Opinions of Counsel.   Receipt by the Administrative Agent of opinions of counsel from outside counsel to the Borrower, in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

(d) Financial Statements.  Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Borrower and its Subsidiaries for Fiscal Years 2006 and 2007, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet and income statement of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2008, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows and (iii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request.

(e) Due Diligence.  The Administrative Agent and the Lenders shall have completed all due diligence with respect to the Borrower and its Subsidiaries and the transactions contemplated by this Reimbursement Agreement and the other Credit Documents, in scope and determination reasonably satisfactory to the Administrative Agent and the Lenders.

(f) Material Adverse Effect.  Since December 31, 2007, there shall have been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and no Material Adverse Change in the facts and information regarding the Borrower and its Subsidiaries as represented to date.

(g) Absence of Market Disruption.  There shall not have occurred a material adverse change in or material disruption of conditions in the financial, banking or capital markets which the Administrative Agent and DBSI in their sole discretion, deem material in connection with the syndication of the Reimbursement Agreement.

(h) Litigation.  There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as represented to date.

(i) Consents.  All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Reimbursement Agreement and the Credit Documents and the transactions contemplated herein and therein have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents.

(j) Officer’s Certificates.  Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Reimbursement Agreement, the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (D) since December 31, 2007, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and there exists no event, condition or state of facts that could result in or reasonably be expected to result in a Material Adverse Change and (E) the Borrower is in compliance with each of the financial covenants set forth in Section 7.2, as of March 31, 2008, as demonstrated in Covenant Compliance Worksheet attached to such certificate.

(k) [Intentionally Omitted].

(l) [Intentionally Omitted].

(m) Fees and Expenses.  Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by them to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date, including, without limitation, as set forth in the Fee Letter.

(n) Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

                                   SECTION 5

CONDITIONS TO ALL EXTENSIONS OF CREDIT

5.1 Funding Requirements.

In addition to the conditions precedent stated elsewhere herein, the L/C Issuer shall not be obligated to issue Letters of Credit unless:

(a) Notice. The Borrower shall have delivered a Letter of Credit Request, duly executed and completed, by the time specified in Section 2.2.

(b) Representations and Warranties.  The representations and warranties made by the Borrower in any Credit Document (including, without limitation, the representation and warranties in Section 6.7(a) and Section 6.9) are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c) No Default.  No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Credit Extension.

(d) Availability.  Immediately after giving effect to such Credit Extension, the aggregate amount of outstanding L/C Obligations shall not exceed the Committed Amount.

The delivery of each Letter of Credit Request shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

                                        SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Reimbursement Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent, the L/C Issuer and the Lenders as follows:

6.1 Organization and Good Standing.

Each of the Borrower and its Subsidiaries (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.2 Due Authorization.

The Borrower (a) has the requisite power and authority to execute, deliver and perform this Reimbursement Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Reimbursement Agreement and the other Credit Documents.

6.3 No Conflicts.

Neither the execution and delivery of this Reimbursement Agreement and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

6.4 Consents.

With respect to the Maturity Date, other than the filing of annual short-term financing plans with the New Mexico Public Regulation Commission in the normal course of business, and such Commission’s actions thereon, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Reimbursement Agreement or any of the other Credit Documents that has not been obtained or completed.

6.5 Enforceable Obligations.

This Reimbursement Agreement and the other Credit Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6 Financial Condition.

The financial statements delivered to the Lenders pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.  No opinion provided with respect to the Borrower’s financial statements pursuant to Section 7.1 (or as to any prior annual financial statements) has been withdrawn.

6.7 No Material Change.

(a) Since December 31, 2007, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

(b) Since December 31, 2007, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Reimbursement Agreement and communicated to the Lenders.

6.8 No Default.

Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default presently exists and is continuing.

6.9 Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

6.10 Taxes.

Each of the Borrower and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owed by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

6.11 Compliance with Law.

Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

6.12 ERISA.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event would be reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(c) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.13 Use of Proceeds; Margin Stock.

The proceeds of the Credit Extensions hereunder will be used solely for the purposes specified in  Section 7.9.  None of such proceeds will be used for the purpose of (a) (i) purchasing or carrying any Margin Stock or (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) for any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.14 Government Regulation.

(a) The Borrower is not a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”).  The issuance of the Notes by the Borrower and the Credit Extensions contemplated by this Reimbursement Agreement are not subject to regulation under PUHCA  or subject to regulation by the Securities and Exchange Commission

(b) The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.15 Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Reimbursement Agreement, will be Solvent.

6.16 Disclosure.

Neither this Reimbursement Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

6.17 Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:  (a) each of the properties of the Borrower and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

6.18 Material Leases.

Set forth on Schedule 6.18 hereto is a complete and accurate list of the Material Leases on the date hereof, showing the expiration date and annual rental cost thereof.  The Borrower is entitled to exercise all of the rights of lessee purported to be granted to the Borrower under each such Material Lease.

6.19 Material Lease Interest Payments and Discount Rate.

Schedule 6.19 hereto, as most recently provided to the Administrative Agent, sets forth the same (a) amounts with respect to the interest portion of payments under the Material Leases and (b) discount rate used to calculate the net present value of all amounts payable under the Material Leases as have been most recently provided (or that the Borrower intends to provide shortly) to Moody’s and S&P or as have otherwise been agreed to by the Required Lenders.

                                   SECTION 7

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all Borrower Obligations:

7.1 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the L/C Issuer and the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the L/C Issuer and the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

(c) Officer’s Certificate.  At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenants set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) Reports.  Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.

(e) Notices.  Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect.

(f) ERISA.  Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto.  Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Debt Ratings.  Prompt notice of any change in its Debt Ratings.

(h) Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent, the L/C Issuer or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, the L/C Issuer or such Lender and (B) the Borrower shall notify the Administrative Agent, the L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent.  Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and the L/C Issuer and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Financial Covenant.

(a)           At all times the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization shall be less than or equal to 0.57 to 1.0.  For purposes of such calculation, the portion of Consolidated Indebtedness attributable to obligations under Material Leases shall be the net present value (using (i) the discount rate (A) set forth in Schedule 6.19, so long as Schedule 6.19 specifies the same relevant discount rate as is used in calculating such net present value provided to Moody’s and S&P or (B) the discount rate used in calculating such net present value provided to Moody’s and S&P or (ii) any such other rate as shall be proposed by the Borrower (and agreed upon by the Required Lenders) of all amounts payable under the Material Leases.

(b)           As of the last day of any period of four consecutive Fiscal Quarters of the Borrower with respect to which the financial statements required pursuant to Section 7.1(a) and (b) are available, the ratio of (i) Consolidated EBITDA for such period, to (ii) Consolidated Interest Expense for such period, shall be not less than 2.2 to 1.0.

7.3 Preservation of Existence and Franchises.

(a) The Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority.

(b) The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.

7.4 Books and Records.

The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5 Compliance with Law.

The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.

7.6 Payment of Taxes and Other Indebtedness.

The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Reimbursement Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.

7.7 Insurance.

The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8 Performance of Obligations.

The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9 Use of Proceeds.

Letters of Credit may be used solely for general corporate purposes of the Borrower (including, but not limited to, supporting margin requirements under Hedging Agreements).

7.10 Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent, the L/C Issuer or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent, the L/C Issuer or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided, that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers,  employees or representatives of the Borrower and the representatives of the Administrative Agent, the L/C Issuer or any Lender.

7.11 Security.

(a) In the event of the occurrence of any of (i) any downgrade of the Debt Rating of the Borrower by S&P to a Debt Rating below the Debt Rating of the Borrower on the Closing Date, (ii) a downgrade of the Debt Rating of the Borrower by Moody’s below Baa3 or (iii) the failure of the Borrower to issue and sell at least $350,000,000 of long-term debt securities during the period from April 27, 2008 until June 13, 2008, the Borrower shall promptly (A) take all such actions to attempt to obtain all necessary regulatory approvals and consents and (B) use all commercially reasonable efforts to procure from the lenders under the Borrower’s existing $400,000,000 credit agreement dated as of August 17, 2005 (as amended) and under PNM Resources, Inc.’s revolving credit facility in effect on the date hereof, all consents, in each case, required to allow the Borrower to grant security interests in its Property to the Administrative Agent or a collateral agent reasonably acceptable to the Administrative Agent for the benefit of the L/C Issuer and the Lenders and, after receipt of such approvals and consents, the Borrower shall promptly grant a first priority perfected security interest, subject to the pari passu liens granted or to be granted as provided pursuant to Section 8.5(s), in all of its Property (other than (i) the assets being disposed of pursuant to the Sale of the Gas Assets, (ii) the Borrower’s assets secured under the FMB Indenture, but only to the extent of Insured Series First Mortgage Bonds, (iii) the Borrower’s assets which would customarily be excluded from a conventional utility mortgage and (iv) other assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining a security interest or perfection thereof are excessive in relation to the benefit to the Lenders and the L/C Issuer of the security afforded thereby) to the Administrative Agent or a collateral agent reasonably acceptable to the Administrative Agent for the benefit of the L/C Issuer and the Lenders, as security for any Borrower Obligations.

(b) In connection with the foregoing, the Borrower agrees, and will cause each of its Subsidiaries to, (i) execute and deliver any and all further documents, financing statements, agreements and instruments, including the execution and delivery of any security agreements, mortgages, deeds of trusts or other security documents, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests to be created in connection with Section 7.11(a) and (ii) to the extent that any such Liens on any such Property are to be pari passu with the Liens granted or to be granted to any secured party, cause the holders of such secured obligations (or a representative thereof) to have entered into an intercreditor agreement acceptable to the Administrative Agent, on customary terms, provided that, in any event, any such intercreditor agreement shall provide that all L/C Obligations (including in respect of undrawn amount of Letters of Credit) shall be repaid or Cash Collateralized, as applicable, from the proceeds of any collateral on a pro rata basis with any repayment of any other outstanding amounts secured by such pari passu Liens (including the principal amount of any outstanding loans secured thereby).

           SECTION 8

NEGATIVE COVENANTS

Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all Borrower Obligations:

8.1 Nature of Business.

The Borrower will not materially alter the character of its business from that conducted as of the Closing Date, provided that the consummation of any or all of the Permitted Dispositions shall not constitute a material alteration in the character of the Borrower’ Business for purposes of this Section 8.1.

8.2 Consolidation and Merger.

The Borrower will not (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person.

8.3 Sale or Lease of Assets.

The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales of accounts receivable and energy services contract revenues in connection with the PSNM Accounts Receivable Securitization and other sales of accounts receivable and energy services contract revenues so long as such other sales are non-recourse to the Borrower and are otherwise on customary market terms; (b) Permitted Dispositions; (c) sales of assets (excluding those permitted in clause (a) or (b) hereof) for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 10% of the book value of Total Assets, as calculated as of the end of the most recent Fiscal Quarter; and (d) sale, lease, transfer or other disposition, at less than fair value, of any other assets, provided that the aggregate book value of such assets shall not exceed $10,000,000 in any calendar year.

8.4 Affiliate Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

8.5 Liens.

The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return of money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights of way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed

$25,000,000 at any one time outstanding, (k) any Lien on Margin Stock, (l) Liens with respect to the Indebtedness evidenced by the FMB Indenture, but only to the extent of the Insured Series First Mortgage Bonds, and the “permitted encumbrances” under the FMB Indenture, (m) the assignment of, or Liens on, accounts receivable in connection with PSNM Accounts Receivable Securitization and the filing of related financing statements under the Uniform Commercial Code of the applicable jurisdictions, (n) the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower with respect to asset sales permitted herein, (o) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (n), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (p) Liens on Property that is subject to a Material Lease that is classified as an operating lease as of the Closing Date but which is subsequently converted into a capital lease, (q) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (r) Liens on Property, in addition to those otherwise permitted by clauses (a) through (q) above, securing, directly or indirectly, Indebtedness or obligations arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $25,000,000, and (s) to the extent any Liens are granted on any of the Borrower’s or any of its Subsidiaries’ Property to secure the Borrower Obligations pursuant to the requirements of Section 7.11, pari passu Liens on such Property securing Indebtedness for borrowed money of the Borrower and letter of credit related obligations of the Borrower under any credit or loan facility or any indenture governing any debt securities in existence on the date upon which such Liens are granted, but only to the extent that such credit or loan facilities and indentures contain provisions requiring such pari passu Liens or other restrictions to the grant of liens on the Borrower or its Subsidiaries Property.

8.6 Accounting Changes.

The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit, any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.

SECTION 9

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment.  The Borrower shall:  (i) default in the payment when due in accordance with Section 2.2(d)(i) of any amount drawn under a Letter of Credit; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the L/C Obligations or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith.

(b) Representations.  Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants.  The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10, 7.11 or 8.1 through 8.6 inclusive; or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Reimbursement Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 10 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Credit Documents.  Any Credit Document shall fail to be in force and effect or the Borrower shall so assert or any Credit Document shall fail to give the Administrative Agent or the Lenders the rights, powers, liens and privileges purported to be created thereby.

(e) Bankruptcy, etc.  The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements.

(i) The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.

(ii) With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Reimbursement Agreement) in excess of $20,000,000 in the aggregate (A) the Borrower or such Subsidiary shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.

(g) Judgments.  Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA.  The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to have a Material Adverse Effect:  (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i) Change of Control.  There shall occur a Change of Control.

9.2 Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent, the L/C Issuer or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a) Termination of Commitments.  Declare the Commitments and the obligation of the L/C Issuer to make Credit Extensions terminated whereupon the Commitments and the obligation of the L/C Issuer to make Credit Extensions shall be immediately terminated.

(b) Acceleration.  Declare the unpaid principal of and any accrued interest in respect of all L/C Obligations and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent, the L/C Issuer or the Lenders under the Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Cash Collateral.  Direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately Cash Collateralize) L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the then outstanding principal amount of L/C Obligations.

(d) Enforcement of Rights.  To the extent permitted by Law enforce any and all rights and interests created and existing under applicable Law and under the Credit Documents, including, without limitation, all rights of set off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments and any obligation of the L/C Issuer to make Credit Extensions shall automatically terminate and all L/C Obligations, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent, the L/C Issuer and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent, the L/C Issuer or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, the L/C Issuer and each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Reimbursement Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent, the L/C Issuer or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out of pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent, the L/C Issuer or any of the Lenders in connection with enforcing the rights of the Administrative Agent, the L/C Issuer and the Lenders under the Credit Documents, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;

SECOND, to payment of any fees owed to the Administrative Agent, the L/C Issuer or any Lender, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;

THIRD, to the payment of all accrued interest payable to the Lenders and the L/C Issuer hereunder, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;

FOURTH, to the payment of the outstanding L/C Obligations, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;

FIFTH, to the Administrative Agent, for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

SIXTH, to all other Borrower Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “SIXTH” payable to them; and

SEVENTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause “FIFTH” above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Borrower Obligations, if any, in the order set forth above.

SECTION 10

AGENCY PROVISIONS

10.1 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Reimbursement Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Reimbursement Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Parties.  The exculpatory provisions of this Section shall apply to any such sub agent and to the Agent-Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Deutsche Bank AG New York Branch as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.7 Non Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Reimbursement Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Reimbursement Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Bookrunners or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Reimbursement Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.9 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent and the L/C Issuer (irrespective of whether the L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the L/C Issuer shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the L/C Obligations and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.2(i) and (g), 3.4 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11

MISCELLANEOUS

11.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Borrower Materials/The Platform.  The Borrower hereby acknowledges that (i) the Administrative Agent and/or DBSI may make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Agent-Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, The L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Letter of Credit Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Agent-Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Set Off.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, the L/C Issuer and each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the L/C Issuer or such Lender (including, without limitation, branches, agencies or Affiliates of the L/C Issuer or such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the L/C Issuer and the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent, the L/C Issuer or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the L/C Issuer or such Lender subsequent thereto.  The Borrower hereby agrees that any Person purchasing a participation in the Commitments hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Reimbursement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Reimbursement Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Reimbursement Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Reimbursement Agreement (including all or a portion of its Commitment and participations in L/C Obligations at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and participations in L/C Obligations or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (including participations in L/C Obligations) or, if the Commitment is not then in effect, the participations in L/C Obligations of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent, L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to a group of assignees that are affiliated with each other and concurrent assignments from a group of assignees that are affiliated with each other to a single Eligible Assignee (or to an Eligible Assignee and a group of assignees that are affiliated with each other) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Reimbursement Agreement with respect to the Commitment and the participation in L/C Obligations assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.3, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Reimbursement Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Reimbursement Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Reimbursement Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Reimbursement Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.13 and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Reimbursement Agreement that does not comply with this subsection shall be treated for purposes of this Reimbursement Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Reimbursement Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Reimbursement Agreement (including all or a portion of its Commitment and/or such Lender’s participations in L/C Obligations); provided that (i) such Lender’s obligations under this Reimbursement Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Reimbursement Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Reimbursement Agreement and to approve any amendment, modification or waiver of any  provision of this Reimbursement Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9 and 3.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.9 or 3.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(f) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Reimbursement Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent, the L/C Issuer or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent, the L/C Issuer or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the L/C Issuer or any Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the L/C Issuer or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Attorney Costs, Expenses, Taxes and Indemnification by Borrower.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and DBSI for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Reimbursement Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation of the transactions contemplated hereby and thereby, including all reasonable fees, disbursements and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Reimbursement Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees, disbursements and expenses of legal counsel.  The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out of pocket expenses incurred by the Administrative Agent and DBSI and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arrangers or any Lender.  Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Reimbursement Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and DBSI), all amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.

(b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the L/C Issuer, the Arrangers and each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys in fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by Office of Foreign Assets Control (the “OFAC”) against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Reimbursement Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Reimbursement Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub agent thereof), the L/C Issuer or any Agent-Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub agent), the L/C Issuer or such Agent-Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub agent) or the L/C Issuer in its capacity as such, or against any Agent-Related Party of any of the foregoing acting for the Administrative Agent (or any such sub agent) or the L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).

All amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.

11.6 Amendments, Etc.

No amendment or waiver of any provision of this Reimbursement Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c) amend or extend the Commitment Termination Date or the Maturity Date or postpone any date fixed by this Reimbursement Agreement or any other Credit Document for any payment of Unreimbursed Amounts, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Committed Amount hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Unreimbursed Amount, or (subject to clause (iii) of the second proviso to this Section 11.6) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(e) change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Reimbursement Agreement or any other agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Reimbursement Agreement or any other Credit Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.7 Counterparts.

This Reimbursement Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

11.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Reimbursement Agreement.

11.9 Survival of Indemnification and Representations and Warranties.

(a) Survival of Indemnification.  All indemnities set forth herein shall survive the execution and delivery of this Reimbursement Agreement, the making of any Credit Extension and the repayment of the Unreimbursed Amounts and other Borrower Obligations and the termination of the Commitments hereunder.

(b) Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Credit Extension or any Borrower Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.10 Governing Law; Venue; Service.

(a) THIS REIMBURSEMENT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).  Any legal action or proceeding with respect to this Reimbursement Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Reimbursement Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.

(b) The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Reimbursement Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing.  Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.

11.11 Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS REIMBURSEMENT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REIMBURSEMENT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.  Each of the parties to this Reimbursement Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents.

11.12 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.13 Further Assurances.

The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Reimbursement Agreement and the other Credit Documents.

11.14 Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Reimbursement Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Reimbursement Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15 Entirety.

This Reimbursement Agreement, together with the other Credit Documents and the Fee Letter, represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16 Binding Effect; Continuing Agreement.

(a) This Reimbursement Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Reimbursement Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b) This Reimbursement Agreement shall be a continuing agreement and shall remain in full force and effect until all L/C Obligations, outstanding interest, fees and other Borrower Obligations have been paid in full and all Letters of Credit and Commitments have been terminated.  Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.17 Regulatory Statement.

Pursuant to the terms of an order issued by the New Mexico Public Regulation Commission, the Borrower is required to include the following separateness covenants in any debt instrument:

(a) The Borrower and its corporate parent, PNM Resources, Inc. (“Parent”) are being operated as separate corporate and legal entities.  In agreeing to make credit extensions to Parent, Parent’s lenders are relying solely on the creditworthiness of Parent based on the assets owned by Parent, and the repayment of the credit extension will be made solely from the assets of Parent and not from any assets of the Borrower; and the Parent’s lenders will not take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of the Borrower.

(b) Notwithstanding any of the foregoing set forth in this Section 11.17, the Borrower and the Lenders hereby acknowledge and agree that (i) this Reimbursement Agreement and the Notes evidence Indebtedness of the Borrower and not of the Parent, (ii) the Lenders are not, and shall not at any time be deemed to be, “Parent’s lenders” under this Reimbursement Agreement and the Notes, (iii) as set forth in this Reimbursement Agreement and the Notes, the Borrower is responsible for the repayment of all amounts outstanding hereunder, (iv) the Lenders reserve all rights to pursue any and all remedies available at law and otherwise (including, without limitation, in bankruptcy), should the Borrower breach any of the its obligations under this Reimbursement Agreement and/or the Notes.

11.18 USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.19 Acknowledgment.

Section 7 and Section 8 of this Reimbursement Agreement contain affirmative and negative covenants applicable to the Borrower.  Each of the parties to this Reimbursement Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.

11.20 Replacement of Lenders.

If (a) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, (b) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), or (c) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Reimbursement Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);

(ii) such Lender shall have received payment of an amount equal to its L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and participations in L/C Obligations pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signature Page to Reimbursement Agreement
Public Service Company of New Mexico

Each of the parties hereto has caused a counterpart of this Reimbursement Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By:  /s/ Terry Horn
Name:  Terry Horn
Title:    Vice President and Treasurer

S-1

Signature Page to Reimbursement Agreement
Public Service Company of New Mexico

LENDERS:
DEUTSCHE BANK AG NEW YORK BRANCH,
individually in its capacity as a Lender and in its capacity as Administrative Agent and the L/C Issuer

By: /s/ Marcus Tarkington
Name: Marcus Tarkington
Title:  Director

And

By: /s/ Ming K. Chu
Name:  Ming K. Chu
Title: Vice President

ROYAL BANK OF CANADA,
individually in its capacity as a Lender

By: _________________
Name:
Title:

S-2

Schedule 1.1(a)

Pro Rata Shares

Lender	Committed Amount	Pro Rata Share
Deutsche Bank AG New York Branch	$35,000,000.00	35.000000000%
Royal Bank of Canada	$65,000,000.00	65.000000000%
Total:	$100,000,000.00	100.00000000%

Schedule 1.1(a) – Page 1

Schedule 1.1(b)

Public Service Company of New Mexico
Calculation of EBITDA Coverage

			Actual
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Rolling 12 Mos
Operating Income	54,034	5,366	(1,235)	12,794	7,602	24,527
						0
Depreciation & Amortization	26,356	26,202	26,004	26,310	20,970	99,486
Net Unrealized (gains)/losses on derivatives	(3,892)	14,788	4,047	(6,447)	(10,332)	2,056
Impairments of Utility Plant			19,500			19,500
Regulatory write-downs					30,248	30,248
EBITDA	$76,498	$46,356	$48,316	$32,657	$48,488	175,817
Interest Charges from Continuing Operations	$16,092	$15,639	$16,890	$16,266	$14,103	62,898
Interest Charges from Discontinued Operations					$2,971	2,971
GAAP Total Interest Charges	$16,092	$15,639	$16,890	$16,266	$17,074	65,869
Quarterly Coverage	4.8	3.0	2.9	2.0	2.8	2.67

Rolling 12 months
EBITDA				$203,827	$175,817
Interest				$64,887	$65,869
Coverage				3.14	2.67

B.           Interest Coverage:

1. Consolidated EBITDA of the Borrower
(a) operating income from continuing operations and from discontinued operations (but expressly excluding any extraordinary gains and extraordinary losses)	$ 24,527
(c) depreciation and amortization expense	$ 99,486
(c) net unrealized losses under any derivatives	$ 2,056
(d) impairments of utility plant (to the extent such amount is included in operating income)	$ 19,500
(e) impairments of regulatory assets and regulatory disallowances (to the extent such amount is included in operating income)	$ 30,248
Sum (a) through (e)	$ 175,817
(f) net unrealized gains under any derivatives	$ 0
Consolidated EBITDA (Sum of (a) through (e) minus (f)):	$ 175,817
2. Consolidated Interest Expense of the Borrower
(a) total interest charges included in the calculation of income from continuing operations	$ 62,898

(b) total interest charges included in the calculation of income from discontinued operations, in each case, including all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), the deferred purchase price of assets, and the portion of rent expense under capitalized leases that is treated as interest.
$ 2,971
Sum of (a) and (b)	$ 65,869

3. Interest Coverage Ratio (Line B1 ÷ B2)	2.67 to 1.0
Minimum Permitted:	2.20 to 1.0

Schedule 1 to Exhibit 7.1(c) - Page 2

Schedule 6.18

Material Leases

	Description	Expiration	Annual Rent
Palo Verde Unit 1
1.1
Facility Lease dated as of December 16, 1985, between Public Service Company of New Mexico (“PNM”) and U. S. Bank National Association (successor in interest to State Street Bank and Trust Company, as successor to The First National Bank of Boston) (“U. S. Bank”), as Owner Trustee  under a Trust Agreement dated as of December 16, 1985, with MFS Leasing Corp. (“MFS”), as Owner Participant, as amended.

		1/15/2015	$ 5,580,122.54
1.2
Facility Lease dated as of December 16, 1985, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of December 16, 1985, with Daimler Chrysler Capital Services (debis) LLC, a Delaware limited liability company (as successor to Daimler Chrysler Financial Services Americas L.L.C., successor to Daimler Chrysler Financial Services North America L.L.C., successor to Chrysler Financial Company L.L.C.,  successor to Chrysler Financial Corporation), as Owner Participant, as amended.

		1/15/2015	$ 15,693,862.76
1.3
Facility Lease dated as of December 15, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of December 15, 1986, with Palo Verde 1-PNM December 75 Corporation (successor-in-interest to Chase), as Owner Participant, as amended.

		1/15/2015	$ 4,757,769.00
1.4
Facility Lease dated as of July 31, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of July 31, 1986, with Palo Verde 1-PNM August 50 Corporation (successor-in-interest to Chase Manhattan Realty Leasing Corporation (“Chase”)), as Owner Participant, as amended.

		1/15/2015	$ 6,974,313.00
	Total Unit 1		$ 33,006,067.01

	Description	Expiration	Annual Rent
Palo Verde Unit 2
2.1	Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with MFS, as Owner Participant, as amended.	1/15/2016	$ 5,742,060.00
2.2	Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with CGI Capital, Inc., as Owner Participant, as amended.	1/15/2016	$ 9,958,478.04
2.3
Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with PNMR Development and Management Corporation (as assignee of Palo Verde Leasing Corporation, successor-in-interest to First Chicago Lease Holdings, Inc.), as Owner Participant, as amended.

		1/15/2016	$ 9,569,653.00
2.4
Facility Lease dated as of August 12, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of August 12, 1986, with MFS (successor-in-interest to Beneficial Leasing Group, Inc.), as Owner Participant, as amended.

		1/15/2016	$ 4,743,012.00
2.5	Facility Lease dated as of December 15, 1986, between PNM and U. S. Bank, as Owner Trustee under a Trust Agreement dated as of December 15, 1986, with PV2-PNM December 35 Corporation (successor-in-interest to Chase), as Owner Participant, as amended.	1/15/2016	$3,272,560.40
	Total Unit 2		$ 33,285,763.44

Eastern Interconnection Project (EIP)

Amended and Restated Lease dated as of September 1. 1993 between PNM as Lessee and U.S. Bank, as Owner Trustee under a Trust Agreement dated as of January 2, 1985 with General Foods Corporation, as Lessor.

		4/1/2015	$ 2,675,739.30* $ 2,844,913.50
	Total EIP		$ 2,675,739.30* $ 2,844,913.50
*1994 Only

SCHEDULE 6.18

MATERIAL LEASE INTEREST PAYMENTS AND DISCOUNT RATE

EIP (12.85%)

	Total	Principal	Interest	Loan
Date	Payment	Payment	Payment	Balance EoY
2002				4,638,915
2003	1,250,043	664,042	586,001	3,974,873
2004	1,589,597	1,113,483	476,114	2,861,390
2005	1,299,597	971,162	328,435	1,890,229
2006	608,408	377,028	231,380	1,513,201
2007	642,648	462,245	180,402	1,050,955
2008	683,422	565,607	117,815	485,348
2009	58,795	-3,678	62,474	489,027
2010	112,898	49,936	62,962	439,091
2011	53,990	-2,495	56,485	441,586
2012	498,398	441,586	56,811	0
2013
2014
2015
2016
2017
2018
2019
2020

Schedule 6.18 - Page 1

SCHEDULE 6.19

MATERIAL LEASE INTEREST PAYMENTS AND DISCOUNT RATE

PVNG (10.25%)

	Total	Interest	Principal	Loan
Date	Payment	Payment	Payment	Balance EoY
2002				119,432,650
2003	12,682,996	12,241,847	441,149	118,991,501
2004	12,667,756	12,196,629	471,127	118,520,374
2005	14,380,430	12,148,338	2,232,092	116,288,282
2006	15,239,058	11,919,549	3,319,509	112,968,773
2007	16,147,881	11,579,299	4,568,582	108,400,191
2008	17,117,049	11,111,020	6,006,029	102,394,162
2009	14,895,517	10,495,402	4,400,115	97,994,046
2010	13,670,429	10,044,390	3,626,039	94,368,007
2011	14,513,604	9,672,721	4,840,883	89,527,124
2012	26,655,935	9,176,530	17,479,405	72,047,719
2013	29,233,436	7,384,891	21,848,545	50,199,174
2014	34,358,781	5,145,415	29,213,366	20,985,809
2015	19,428,445	2,151,045	17,277,400	3,708,409
2016	4,088,521	380,112	3,708,409	0
2017
2018
2019
2020

Schedule 6.19 - Page 2

Schedule 11.1

Notices

Borrower:

Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico  87158
Attention: Terry Horn, Vice President and Treasurer
Telephone:         505.241.2119
Fax:                      505.241.2369
e-mail:                  Terry.Horn@pnmresources.com

Administrative Agent:

Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attn:       Global Loan Operations
Standby Letter of Credit Unit
Mail Stop: NYC60-0926
Tel. No. 212-250-1014/1214
Fax No. 212-797-0403

L/C Issuer:

Deutsche Bank AG New York Branch
60 Wall Street
New York, N.Y. 10005
Attn:       Global Loan Operations
Standby Letter of Credit Unit
Mail Stop: NYC60-0926
Tel. No. 212-250-1014/1214
Fax No. 212-797-0403

Schedule 11.1 – Page 1

Schedule 11.3

Processing and Recording Fees

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Schedule 11.3 – Page 1

Exhibit 2.2(b)

Form of Letter of Credit Request

Dated       1

Deutsche Bank AG, New York Branch
as Administrative Agent for the Lenders party
to the Reimbursement Agreement referred to below
Global Loan Operations,
Standby Letter of Credit Unit
60 Wall Street
MS NYC 60-0926
New York, New York 10005

Attention: ______________

Dear Ladies and Gentlemen:

We hereby request that the L/C Issuer, in its individual capacity, issue a standby Letter of Credit for the account of the undersigned on       2       (the “Date of Issuance”), which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of       3      .

For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Reimbursement Agreement dated as of May 8, 2008, among Public Service Company of New Mexico, as borrower, Deutsche Bank AG New York Branch, as administrative agent and L/C Issuer, and the other financial institutions party thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”) shall have the respective meaning provided such terms in the Reimbursement Agreement.

The beneficiary of the requested Letter of Credit will be       4      , and such Letter of Credit will be in support of       5       and will have a stated expiration date of       6      .

We hereby certify that:

(1)           the representations and warranties contained in the Reimbursement Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the issuance of the Letter of Credit requested hereby, on the Date of Issuance (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(2)           no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation

By ____________________________

      Name:

      Title:

[1]	Date of Letter of Credit Request. Must be prior to the Commitment Termination Date.

[2]	Date of Issuance, which shall be at least two (2) Business Days from the date hereof (or such shorter period as is reasonably acceptable to the L/C Issuer).

[3]	Aggregate initial amount of the Letter of Credit.

[4]	Insert name and address of beneficiary.

[5]	Insert brief description of supportable obligations.

[6]	Insert the last date upon which drafts may be presented which may not be later than Commitment Termination Date.

Exhibit 2.2(b) – Page 1

Exhibit 2.7(c)

Form of Note

Lender: _________________ ______________, 2008

FOR VALUE RECEIVED, PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Administrative Agent's Office set forth in that certain Reimbursement Agreement dated as of May 8, 2008 (as amended, modified, extended or restated from time to time, the “Reimbursement Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid amount of any Unreimbursed Amounts extended by the Lender for the benefit of the Borrower under the Reimbursement Agreement, in lawful money and in immediately available funds, on demand and in the amounts provided in the Reimbursement Agreement, and to pay interest on the unpaid amount of each Unreimbursed Amount extended by the Lender, at such office, in like money and funds, for the period commencing on the date of each Unreimbursed Amount until each Unreimbursed Amount shall be paid in full, at the rates per annum and on the dates provided in the Reimbursement Agreement.

This Note is one of the Notes referred to in the Reimbursement Agreement and evidences Unreimbursed Amount extended by the Lender to the Borrower thereunder.  Capitalized terms used in this Note have the respective meanings assigned to them in the Reimbursement Agreement and the terms and conditions of the Reimbursement Agreement are expressly incorporated herein and made a part hereof.

In the event this Note is not paid when due, the Borrower agrees to pay, in addition to Unreimbursed Amount and interest thereon, all costs of collection, including reasonable attorney fees.

The date, amount and interest rate of each L/C Obligation extended by the Lender for the account of the Borrower, and each payment made on account of any L/C Obligation, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Reimbursement Agreement or under this Note in respect of the L/C Obligations to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.

Except as permitted by Section 11.3(b) of the Reimbursement Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By:
Name:
Title:

Exhibit 2.7(c) – Page 1

Exhibit 7.1(c)

Form of Compliance Certificate

TO:	DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

RE:
Reimbursement Agreement dated as of May 8, 2008, among Public Service Company of New Mexico (the “Borrower”), Deutsche Bank AG New York Branch (the “Administrative Agent”), and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Reimbursement Agreement”)

DATE:	______________, 200_

Pursuant to the terms of the Reimbursement Agreement, I, ___________, Chief Financial Officer of Public Service Company of New Mexico, hereby certify on behalf of the Borrower that, as of the quarter ending ______________, 200_, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Reimbursement Agreement):

a. Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenants contained in Section 7.2 of the Reimbursement Agreement.

b. No Default or Event of Default exists under the Reimbursement Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

c. The quarterly/annual financial statements for the fiscal quarter/year ended _______________, 200_ which accompany this certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By:
Name:
Title:

Exhibit 7.1(c) – Page 1

Schedule 1 to

Exhibit 7.1(c)

Financial Covenant Calculations

A.           Debt Capitalization

1. Consolidated Indebtedness of the Borrower*	$
2. Consolidated Capitalization of the Borrower	$
3. Debt to Capitalization Ratio (Line A1 ÷ A2)	____________ to 1.0
Maximum Permitted	.57 to 1.0

* For purposes of such calculation, the portion of Consolidated Indebtedness attributable to obligations under Material Leases shall be the net present value (using (i) the discount rate (A) set forth in Schedule 6.19 of the Reimbursement Agreement, so long as such Schedule 6.19 specifies the same relevant discount rate as is used in calculating such net present value provided to Moody's and S&P or (B) the discount rate used in calculating such net present value provided to Moody's and S&P or (ii) any such other rate as shall be proposed by the Company (and agreed upon by the Required Lenders) of all amounts payable under the Material Leases.

Schedule 1 to Exhibit 7.1(c) – Page 1

B.           Interest Coverage:

1. Consolidated EBITDA of the Borrower
(a) operating income from continuing operations and from discontinued operations (but expressly excluding any extraordinary gains and extraordinary losses)	$
(c) depreciation and amortization expense	$
(c) net unrealized losses under any derivatives	$
(d) impairments of utility plant (to the extent such amount is included in operating income)	$
(e) impairments of regulatory assets and regulatory disallowances (to the extent such amount is included in operating income)	$
Sum (a) through (e)	$
(f) net unrealized gains under any derivatives	$
Consolidated EBITDA (Sum of (a) through (e) minus (f)):	$
2. Consolidated Interest Expense of the Borrower
(a) total interest charges included in the calculation of income from continuing operations	$

(b) total interest charges included in the calculation of income from discontinued operations, in each case, including all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), the deferred purchase price of assets, and the portion of rent expense under capitalized leases that is treated as interest.
$
Sum of (a) and (b)	$

3. Interest Coverage Ratio (Line B1 ÷ B2)	____________ to 1.0
Minimum Permitted:	2.20 to 1.0

Schedule 1 to Exhibit 7.1(c) - Page 2

Exhibit 11.3(b)

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between _______________ (the “Assignor”) and __________________ (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Reimbursement Agreement identified below (as amended, the “Reimbursement Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Reimbursement Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor's rights and obligations in its capacity as a Lender under the Reimbursement Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit, Participation Interests, L/C Obligations, Unreimbursed Amounts and guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Reimbursement Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________
2.	Assignee:	________________________ and is an Affiliate/Approved Fund of
3.	Borrower:	Public Service Company of New Mexico
4.	Administrative Agent	Deutsche Bank AG New York Branch, as the Administrative Agent under the Reimbursement Agreement
5.	Reimbursement Agreement	Reimbursement Agreement dated as of May 8, 2008, among the Borrower, the Administrative Agent, and the Lenders identified therein.
6.	Assigned Interest

Aggregate Amount of Commitment/Participation Interests/L/C Obligations for all Lenders	Amount of Commitment/Participation Interests/L/C Obligations Assigned	Percentage Assigned of Commitment/Participation Interests/L/C Obligations
$	$	$

Exhibit 11.3(b) – Page 1

7.	After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Commitments, Pro Rata Shares and outstanding Participation Interests and L/C Obligations:

		Commitments	Pro Rata Share	Participation Interests in Letters of Credit
Assignor
Assignee

8.	Trade Date:	____________________

Effective Date:  ______________, 200_

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit 11.3(b) – Page 2

Consented to and Accepted if applicable:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and L/C Issuer

By:   _____________________
Name:
Title:

and

By:   _____________________
Name:
Title:

Consented to if applicable:

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:  _____________________
Name:
Title:

Exhibit 11.3(b) – Page 3

Schedule 1 to
Exhibit 11.3(b)

Terms and Conditions for
Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Reimbursement Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Reimbursement Agreement, (ii) it meets all requirements of an Eligible Assignee under the Reimbursement Agreement (subject to receipt of such consents as may be required under the Reimbursement Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Reimbursement Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Reimbursement Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Reimbursement Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of Unreimbursed Amounts, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Schedule 1 to Exhibit 11.3(b) – Page 1

3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Schedule 1 to Exhibit 11.3(b) – Page 2